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                                                                    EXHIBIT 99.2

[ACSYS LETTERHEAD]                NEWS RELEASE

[ACSYS(SM) LOGO]



FOR IMMEDIATE RELEASE

Contact for Investors:              David C. Cooper
                                    Chairman and CEO
                                    (404) 817-9440

Contact for News Media:             Jodie Land-Charlop/jland@acsysinc.com
                                    Director, Corporate Communications
                                    (404) 817-9440
                                    John L'Abate/jlabate@acsysinc.com
                                    Manager, Corporate Communications
                                    (404) 817-9440


                      ACSYS, INC. ANNOUNCES REORGANIZATION

ATLANTA (December 1, 1999) - Acsys, Inc. (AMEX: AYS) ("the Company"), a leading specialty professional staffing firm, today announced several management and organizational changes, including the appointment of Chairman of the Board David
C. Cooper to the additional position of Chief Executive Officer. Cooper's appointment follows the resignation of CEO Timothy Mann, Jr.

         Cooper led the effort to create the Company in 1997 and has served continuously as its chairman throughout its rapid growth. He began his staffing industry career almost 20 years ago in 1980 when he formed David C. Cooper & Associates, an Atlanta-based financial search and staffing firm, which ultimately became one of the largest founding companies of the Company.

         "Acsys has emerged from an idea in just two years to one of the nation's largest professional staffing firms," added Cooper. "We have successfully integrated 11 companies and now operate under one unified national brand, and have consistently achieved internal growth rates at the top of the range for companies within our staffing sector. We continue to redefine our organization to meet the needs of our employees, clients and candidates. As a growing national company, it's essential that we embrace positive change and capitalize on opportunities to position this company for growth in 2000 and beyond."

         Cooper stated that the Company has restructured its operations into two key business units, Professional Services and Information Technology. This reorganization

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AYS Announces Reorganization
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December 1, 1999



will streamline and strengthen management and improve operating efficiencies. It will also promote greater focus and synergy within each unit, enabling the Company to better service clients and candidates nationwide.

         To support the new operating structure, the Company announced several veteran executives now have expanded roles designed to strengthen its operational and financial performance, including:

         - Harry J. Sauer, formerly group director for the Company's Northeast division, has been promoted to executive director of professional services, a new management position;

         - Chief Financial Officer Brady W. Mullinax Jr. will take on the additional role of executive vice president for finance and administration. Mullinax will add to his responsibilities the management of all corporate office functions that support the Company's field operations, including human resources, corporate communications, marketing, information solutions and investor relations;

         - Executive Director of Information Technology Ted Weyn will expand his responsibilities to include management of all of the Company's information technology operations;

         - Jim Rudman has been promoted to group director for the Company's Northeast division, replacing Sauer. Rudman, as group director for the Northeast division, will be responsible for the Company's operations in Pennsylvania, New Jersey, New York and Delaware.

         - Acsys Information Technology Group Directors and former owners of ICON Search & Consulting, Robert D. Bailey, Robert M. Kwatnez and Steven M. Sutton, have left the Company to form a new business venture in Customer Resource Management. Acsys has signed an agreement with the three former owners to supply information technology staffing services to their new organization.

         - Beth Monroe Chase, Executive Vice President and National Director of Sales, has left the Company to pursue other interests.

         The senior management changes will result in a one-time charge in the Company's fourth-quarter results estimated to be $2.2 million.

         Added Cooper, "I am confident that these changes put our most seasoned professionals in key functional roles to drive the success of our operating units. Harry Sauer was one of the founding members of Acsys and has more than 22
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AYS Announces Reorganization
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December 1, 1999


experience in professional staffing. Under Harry's leadership, Acsys's Northeast Group has become our largest and most profitable operation.

         "Brad's expanded corporate role, along with Harry's and Ted's operational leadership, will be invaluable in the continued growth of our core accounting, finance and information technology staffing businesses," said Cooper.

         "We wish Beth great success in her new endeavors. Beth was one of the founders of Acsys and has contributed significantly to its growth. Her enormous talent, experience, and enthusiasm are respected and appreciated by everyone in the Company, especially me," concluded Cooper.

         Based in Atlanta, Acsys, Inc. provides professional temporary staffing and permanent placement services in the U.S. The Company's professional services division, specializing in accounting, finance and corporate staffing, provides a broad range of staffing and workforce solutions to Fortune 500, middle-market and emerging growth companies. The Company's information technology (IT) division provides staff augmentation and solutions services in the areas of SAP(TM), J.D. Edwards(R), PeopleSoft, Siebel, e-Commerce and other information technology areas to more than 250 clients throughout the U.S. Acsys has more than 600 employees in 40 offices nationwide with 1998 revenues of $148 million. More information about Acsys can be found on the Internet at www.acsysinc.com.

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         Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks or uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or financial condition are the company's ability to achieve and manage growth; the company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the company's ability to attract and retain qualified personnel; the company's ability to develop new services; and other factors discussed in Acsys's filings with the Securities and Exchange Commission.